Exhibit (a)(5)(B)

WEX made available the below FAQs to its employees on February 26, 2025:

WEX has announced it will buy back shares through what’s called a “modified Dutch auction” tender offer. We understand this may be a confusing concept, so we wanted to share a brief explanation outlining what this is and why we chose this approach.

What is a modified Dutch auction tender offer?
A modified Dutch auction tender offer is one way a company can choose to offer to purchase a large amount of shares back from its shareholders in a short amount of time. Here’s what it means specifically for WEX:

○	We have offered to repurchase up to $750 million worth of stock from shareholders.

○	Shareholders can offer to sell their shares to us at a range of $148-$170 per share.

○	The tender offer will be open until one minute after 11:59 p.m. ET on Tuesday, March 25, 2025, unless the offer is extended or earlier terminated.

○	WEX will then review the offers and select the lowest purchase price that will allow us to purchase $750 million in value of shares (as may be increased or decreased as permitted).

○	You may hear of other announcements this week, which are simply letting the market know what we’re doing to fund this effort.

What is the purpose of the tender offer?
As mentioned, the primary purpose of the offer is to return cash to our stockholders, and the tender offer allows us to do so without potential disruption to our share price and the usual transaction costs associated with open market sales. We also believe that that investing in our shares at these prices is an attractive use of capital and reflects our confidence in the future outlook of our business, the strength of our commercial and product portfolio and our belief in the long-term value of WEX.

Why are we spending money to buy back shares?
Buying back shares is an investment in WEX. Not only does it return value to shareholders, it reinforces the confidence we have in the future outlook of our business, the strength of our commercial and product portfolio, and our belief in the long-term value of WEX. This tender offer is another example of how we’re choosing to invest in WEX this year. That said, we also remain committed to the investments we’ve previously communicated to drive organic growth and will focus this year on delivering on these initiatives.

If I have WEX stock, can I participate?
All shareholders can elect to participate in the tender offer. Please read below for more details:

●	RSUs, PSUs, & MSUs – If you are a holder of RSUs, PSUs, and/or MSUs you may only tender shares that you have acquired through their vesting and settlement.

●
Options – If you are a holder of vested options, you may exercise those options and tender any of the shares of common stock you are issued upon such exercise. However, you must exercise your options sufficiently in advance of the expiration time to receive your shares in order to tender them. Please note that you may not revoke your exercise of options even if the shares acquired upon such exercise are not purchased in this tender offer for any reason.

●	Important Note: Employees with unvested RSUs, PSUs, MSUs or stock options are not able to tender those equity awards unless they vest and are converted into actual shares before the tender deadline.

What are the mechanics of the tender offer?
Shareholders as of today, February 26, 2025, will be sent information regarding the tender offer. You can also access the tender offer materials here. You should carefully review the Offer to Purchase, Letter of Transmittal, and related documents, which contain important information, including detailed instructions about the process for tendering shares, how to get tender offer documentation, or have questions answered about the tender offer from our Information Agent or Dealer Manager. If you do not wish to participate in the tender offer, you do not need to take any action.

What will happen if I don’t participate?
Shareholders who own WEX common stock and do not participate in the offer will retain their shares and will own a greater percentage interest in our outstanding Common Stock following the completion of the offer.

What should I do if I have additional questions or want additional tender offer materials?
You should contact Innisfree M&A Incorporated, our Information Agent, toll free at 1-877-456-3507.

Does WEX have any recommendation on whether to participate in this offer?
Although the Board of Directors of WEX has authorized the tender offer, neither WEX nor the Board is making any recommendation as to whether you should tender or refrain from tendering your shares, or as to the price or prices at which to tender them. You are urged to discuss your decisions with your tax advisors, financial advisors, legal advisors, and/or brokers.

Additional Information Regarding the Tender Offer
The tender offer is only being made pursuant to the terms and subject to the conditions described in the Offer to Purchase, dated February 26, 2025 (the “Offer to Purchase”), the related Letter of Transmittal, dated February 26, 2025 (the “Letter of Transmittal”), and certain other materials related thereto, as each may be amended and supplemented from time to time.

J.P. Morgan Securities LLC is acting as dealer manager for the tender offer. Innisfree M&A Incorporated is serving as the information agent, and Equiniti Trust Company, LLC is acting as the depositary. The Offer to Purchase, the related Letter of Transmittal and the other tender offer materials were filed with the SEC, and shareholders may obtain free copies of these documents from the SEC’s website at www.sec.gov. Shareholders should read these materials carefully because they contain important information, including the terms and conditions of the tender offer. Requests for documents may also be directed to Innisfree M&A Incorporated at 1-877-750-0831. Questions regarding the tender offer may be directed to J.P. Morgan Securities LLC at (877) 371-5947.

 While Company’s Board of Directors has authorized the tender offer, none of the Company, the Company’s Board of Directors, the dealer manager, the depositary or the information agent makes any recommendation to the Company’s stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. The Company has not authorized any person to make any such recommendation. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which their shares should be tendered. In doing so, stockholders should read carefully the information contained in, or incorporated by reference in, the Offer to Purchase and in the related Letter of Transmittal, including the purpose and effects of the offer. Stockholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful, save as in compliance with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements
This communication contains forward-looking statements including, but not limited to, statements about management’s plans, goals and expectations with respect to WEX’s tender offer. Any statements in this communication that are not statements of historical facts are forward-looking statements. When used in this communication, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or performance to be materially different from future results or performance expressed or implied by these forward-looking statements, including a change in WEX’s ability to effectuate the tender offer; as well as other risks and uncertainties identified in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 20, 2025 and subsequent filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of the initial filing of this communication and undue reliance should not be placed on these statements. WEX disclaims any obligation to update any forward-looking statements as a result of new information, future events, or otherwise.